Exhibit 99

NEWS
Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contact:	Samuel B. Hay III
President & CEO
Main Street Banks
(770) 786-3441

MAIN STREET BANKS ANNOUNCES QUARTERLY CASH DIVIDEND

ATLANTA, July 14, 2005 – The Board of Directors of Main Street Banks, Inc. (Nasdaq: MSBK) declared a regular quarterly dividend of 15.25 cents per share of common stock payable on August 8, 2005 to shareholders of record on July 25, 2005.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.